Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:

Cameron Williams, COO
Robert Michel, CFO	Stephen D. Axelrod, CFA
Asta Funding, Inc.	Wolfe Axelrod Weinberger Assoc. LLC
(201) 567-5648	(212) 370-4500; (212) 370-4505 (Fax)
steve@wolfeaxelrod.com
ASTA FUNDING, INC. ANNOUNCES FIRST QUARTER RESULTS
- Management to Conduct Conference Call Tuesday , March 10, 2009 at 12:00 Noon EST -
Englewood Cliffs, NJ — February 27, 2009 — Asta Funding, Inc. (NASDAQ:ASFI), (the “Company”) a consumer receivable asset management and liquidation company, today announced results for its fiscal first quarter, the three months ended December 31, 2008.
For the three months ended December 31, 2008, the Company reported a net loss of $7.8 million, or $0.55 per basic and diluted share as compared to net income of $13.3 million, or $0.90 per diluted share for the December 2007 quarter. Finance income was $18.4 million for the quarter ended December 31, 2008, a decrease of $15.7 million or 46.1%, from $34.1 million for the three months ended December 31, 2007. As collections have slowed, and the environment for collections remains challenging, the Company’s finance income decreased, in part, as a result of the transfer of the large portfolio purchase in March of 2007 from the interest method to the cost recovery method in the third quarter of fiscal year 2008. Finance income related to this purchase was $8.8 million in the first quarter of fiscal year 2008 as compared to zero revenue recognized this fiscal year.
Net cash collections from consumer receivables acquired for liquidation for the quarter ended December 31, 2008 totaled $42.0 million, including $5.8 million of net cash collections represented by account sales, as compared to $57.9 million of total net cash collections, including $7.8 million from collections represented by account sales, for the same period a year ago.
Income from fully amortized portfolios (zero basis revenue) was $10.2 million for the three month period ended December 31, 2008, compared to $11.0 million for the three month period ended December 31, 2007.
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210 Sylvan Avenue, Englewood Cliffs, NJ 07632
(201) 567-5648, (201) 567-2203 fax

Gary Stern, Chairman and Chief Executive Officer, said, “While our finance income contracted due to the transfer of our large portfolio purchase in March of 2007 to cost recovery and our slower than usual buying, we have sharply reduced our debt in this difficult economic environment. Debt levels as of February 26, 2009, excluding the subordinated debt, were approximately $169 million, consisting of approximately $53 million due to its consortium of banks under our revolving line of credit, and approximately $116 million due to the Bank of Montreal for its facility to finance Palisades XVI. This compares to debt at September 30, 2008 of $213 million consisting of $84 million due on the Credit Agreement and $129 million due to the Bank of Montreal. Total debt on December 31, 2007 was approximately $325 million. Purchases were minimal during the quarter, with the Company investing $1.1 million in new portfolios as compared to $37.5 million in the first quarter of fiscal year 2008, which also contributed to the decline of finance income in the current quarter.”
Mr. Stern continued, “The Company recorded impairments of $21.4 million for the quarter ended December 31, 2008, which represents 67.8% of total expenses. Of the $21.4 million of impairments, approximately $12.5 million is attributable to three of our portfolios, including two portfolios that were transferred from the interest method to the cost recovery method. Despite the impairments taken, the balance of consumer receivables acquired for liquidation stood at $403.8 million on December 31, 2008.”
Mr. Stern concluded, “Although the collection environment remains challenging, Asta has taken the necessary steps to lower its debt levels as well as maintaining the ability to purchase new portfolios as the opportunities arise. Pricing has recently become more attractive, however we will continue to remain cautious during this economic environment and make sure any transactions completed are ones that can meet our internal rates of return.”
Conference Call Details
Interested parties may participate in the conference call by dialing USA/Canada (888) 427-4192, International (706) 679-4480 about 5 -10 minutes prior to 12:00 noon ET on Tuesday, March 10th. Please refer to the Asta Funding earnings teleconference ID #88108642. A recording of the conference call will be available from 2:00 pm ET March 10th through March 17th, by dialing USA/Canada (800) 642-1687, International (706) 645-9291, conference ID # 88108642.
Based in Englewood Cliffs, NJ, Asta Funding, Inc., is a consumer receivable asset management company that specializes in the purchase, management and liquidation of performing and non-performing consumer receivables. For additional information, please visit our website at http://www.astafunding.com.
Except for historical information contained herein, the matters set forth in this news release, may be “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995.) Although Asta Funding, Inc. believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta’s expectations. Factors that could contribute to such differences include risks with respect to the economy, the ability to repay debt and the availability of new portfolios to purchase, as well as those identified in Asta’s Form 10-K for the fiscal year ended September 30, 2008 and Form 10-Q for the quarter ended December 31, 2008, ,and those described from time to time in Asta’s other filings with the Securities and Exchange Commission, news releases and other communications. Asta’s reports with the Securities and Exchange Commission are available free of charge through its website at http://www.astafunding.com.
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ASTA FUNDING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended	Three Months Ended
	December 31,	December 31,
	2008	2007
Revenues
Finance income, net	$18,416,000	$34,135,000
Other income	32,000	140,000

	18,448,000	34,275,000

Expenses
General and administrative	7,027,000	5,805,000
Interest expense (fiscal year 2009 - Related party — $128,000)	3,170,000	5,941,000
Impairments	21,415,000	—

	31,612,000	11,746,000

(Loss) Income before equity in earnings in venture and income taxes	(13,164,000)	22,529,000
Equity in earnings (loss) in venture	17,000	(77,000)

(Loss) Income before income taxes	(13,147,000)	22,452,000
Provision for income taxes	(5,310,000)	9,138,000

Net (loss) income	$(7,837,000)	$13,314,000

Net (loss) income per share — Basic	$(0.55)	$0.96

Net (loss) income per share — Diluted	$(0.55)	$0.90

Weighted average number of shares outstanding:
Basic	14,271,824	13,918,158

Diluted	14,271,824	14,803,482
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ASTA FUNDING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2008	2008
	(Unaudited)
ASSETS
Cash and cash equivalents	$1,722,000	$3,623,000
Restricted cash	2,247,000	3,047,000
Consumer receivables acquired for liquidation (at net realizable value)	403,808,000	449,012,000
Due from third party collection agencies and attorneys	3,513,000	5,070,000
Investment in venture	384,000	555,000
Furniture and equipment, net	691,000	762,000
Deferred income taxes	22,085,000	15,567,000
Other assets	3,230,000	3,500,000

Total assets	$437,680,000	$481,136,000

LIABILITIES
Debt	$183,856,000	$213,485,000
Subordinated debt — related party	8,246,000	8,246,000
Other liabilities	3,949,000	4,618,000
Dividends payable	286,000	571,000
Income taxes payable	2,012,000	6,315,000

Total liabilities	198,349,000	233,235,000

Commitments and contingencies
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; authorized 5,000,000 shares; issued and outstanding — none
Common stock, $.01 par value; authorized 30,000,000 shares; issued and outstanding — 14,271,824 shares at December 31, 2008 and 14,276,158 at September 30, 2008	143,000	143,000
Additional paid-in capital	69,466,000	69,130,000
Retained earnings	170,802,000	178,925,000
Accumulated other comprehensive loss	(1,080,000)	(297,000)

Total stockholders’ equity	239,331,000	247,901,000

Total liabilities and stockholders’ equity	$437,680,000	$481,136,000

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